Exhibit 99.1

SeaStar Medical Announces Pricing of Up to $8 Million Public Offering

$4 million upfront with up to an additional $4 million of potential aggregate gross proceeds upon the exercise in full of short-term warrants

DENVER, CO (June 20, 2025) – SeaStar Medical Holding Corporation (the “Company” or “SeaStar Medical”) (Nasdaq: ICU), a commercial-stage healthcare company focused on transforming treatments for critically ill patients facing organ failure and potential loss of life, today announced the pricing of a public offering of 6,153,847 shares of the Company’s common stock (or pre-funded warrants in lieu thereof) and accompanying Series A warrants to purchase up to 6,153,847 shares of common stock and Series B short-term warrants to purchase up to 6,153,847 shares of common stock, at a combined offering price of $0.65 per share of common stock (or per pre-funded warrant in lieu thereof) and accompanying warrants.

The Series A common warrants will have an exercise price of $0.65 per share and will be exercisable upon issuance and will expire five years thereafter. The Series B short-term common warrants will have an exercise price of $0.65 per share and will be exercisable upon issuance and will expire 18 months thereafter. The closing of the offering is expected to occur on or about June 23, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $4 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Series B short-term warrants, if fully-exercised on a cash basis, will be approximately $4 million. No assurance can be given that any of such Series B short-term warrants will be exercised. The Company intends to use the net proceeds from this offering for general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-288065) originally filed with the Securities and Exchange Commission (“SEC”) on June 16, 2025, and declared effective on June 20, 2025. The offering is being made only by means of a prospectus, which is part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. When available, electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About SeaStar Medical

SeaStar Medical is a commercial-stage healthcare company focused on transforming treatments for critically ill patients facing organ failure and potential loss of life. SeaStar’s first commercial product, QUELIMMUNE (SCD-PED), was approved in 2024 by the U.S. Food and Drug Administration (FDA). It is the only FDA approved product for the ultra-rare condition of life-threatening acute kidney injury (AKI) due to sepsis or a septic condition in critically ill pediatric patients. SeaStar’s Selective Cytopheretic Device (SCD) therapy has been awarded Breakthrough Device Designation for six therapeutic indications by the FDA, enabling the potential for a speedier pathway to approval and preferable reimbursement dynamics at commercial launch. The company is currently conducting a pivotal trial of its SCD therapy in adult patients with AKI requiring continuous renal replacement therapy, a life-threatening condition with no effective treatment options that impacts over 200,000 adults in the U.S. annually.

For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to the timing and completion of the public offering, the satisfaction of customary closing conditions related to the public offering and the intended use of proceeds therefrom. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators; (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations; (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services; (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property; (ix) market and other conditions; (x) the risk that SeaStar Medical is unable to maintain compliance with Nasdaq’s continued listing requirements; (xi) the risks related to the completion of the public offering; (xii) the risks related to the potential exercise of warrants; and (xiii) other risks and uncertainties indicated from time to time in SeaStar Medical’s

Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

IR@SEASTARMED.COM

# # #